                                                                   EXHIBIT - 99

                    VCAT REPORTS RESULTS FOR THE THREE MONTHS

                            ENDED SEPTEMBER 30, 2003

         SAN DIEGO, CALIFORNIA, NOVEMBER 12, 2003 - Venture Catalyst Incorporated ("VCAT") (OTCBB: VCAT), today reported operating results for the three months ended September 30, 2003.

FIRST QUARTER RESULTS

         VCAT reported a net loss for the three months ended September 30, 2003, of $11,000 or nil per share. This compares with a net loss of $2,362,000, or $0.33 loss per share, for the three months ended September 30, 2002. Weighted average shares outstanding were 7,206,598 for both periods.

         Revenues for the three months ended September 30, 2003 were $1,953,000, as compared to $2,195,000 during the three months ended September 30, 2002. Substantially all the revenues in the current year period were derived from good faith consulting fees paid to VCAT by the Barona Tribe for consulting services that VCAT rendered during the period. The payments were an indication of the Tribe's "good faith" intention to work with VCAT to restructure the business relationship.

         Costs of revenues were $840,000 during the three months ended September 30, 2003, as compared to $3,249,000 during the three months ended September 30, 2002. During the first quarter of our last fiscal year, cost of revenues increased by an aggregate amount of $2,539,000 as a result of adjustments related to the anticipated contract loss.

         Operating expenses, consisting of general and administrative, sales and marketing and research and development, were $882,000 during the three months ended September 30, 2003 compared to $1,110,000 during the three months ended September 30, 2002.

         Other expense, primarily relating to interest expense on VCAT's long-term debt, was $242,000 during the three months ended September 30, 2003, compared to $197,000 during the three months ended September 30, 2002.

         As of September 30, 2003, VCAT's unrestricted cash and cash equivalents balance was $6,920,000, an increase of $84,000 from the June 30, 2003 balance.
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ABOUT VENTURE CATALYST INCORPORATED

         VCAT is a provider of consulting services, infrastructure and technology in the gaming and hospitality market. VCAT is headquartered in San Diego, California. For more information, please contact Andrew Laub for investor relations at (858) 385-1000 or ir@vcat.com.
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                          VENTURE CATALYST INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                   (UNAUDITED)

                                                        2003             2002
                                                    -----------       -----------
Revenues:

       Consulting services                          $ 1,950,900       $ 2,195,000

       Software products and services                     1,816                --
                                                    -----------       -----------

       Total revenues                                 1,952,716         2,195,000

Cost of Revenues:

       Consulting services                              603,153         2,201,418

       Anticipated contract loss                             --           938,700

       Software products and services                   236,737           109,273
                                                    -----------       -----------

       Total cost of revenues                           839,890         3,249,391
                                                    -----------       -----------

       Gross profit (loss)                            1,112,826        (1,054,391)
                                                    -----------       -----------

Operating expenses:

       General and administrative                       629,767           793,880

       Sales and marketing                              238,606           155,406

       Research and development                          13,714           161,034
                                                    -----------       -----------

       Total operating expenses                         882,087         1,110,320
                                                    -----------       -----------

       Operating profit (loss)                          230,739        (2,164,711)
                                                    -----------       -----------

Other income (expense):

       Interest income                                   13,839            30,297

       Interest expense                                (255,376)         (229,660)

       Other gains                                           --             2,500
                                                    -----------       -----------

       Other expense                                   (241,537)         (196,863)
                                                    -----------       -----------

Net loss                                                (10,798)       (2,361,574)
                                                    ===========       ===========

Basic and diluted loss per share:

       Net loss per share -- basic and diluted      $      (.00)      $      (.33)
                                                    ===========       ===========

Weighted average common shares outstanding

       Basic and diluted                              7,206,598         7,206,598
                                                    ===========       ===========